ILLINOVA COMPLETES ILLINOIS POWER CUMULATIVE PREFERRED
  STOCK TENDER OFFER AND CONSENT SOLICITATION

    HOUSTON--March 27, 2002--Illinova Corporation, a wholly owned subsidiary of Dynegy Inc. (NYSE:DYN), completed its offer to purchase the following series of outstanding shares of cumulative preferred stock of Illinois Power Company (NYSE:IPC), Dynegy's transmission and distribution subsidiary:

                                                                  SHARES     PERCENTAGE OF
SERIES                                              CUSIP NO.    TENDERED   SERIES TENDERED
------                                             -----------   --------   ---------------
4.08% Cumulative
  Preferred Stock................................  452092-20-8   134,438        59.6151
                                                   -----------   -------        -------
4.20% Cumulative
  Preferred Stock................................  452092-30-7    95,948        66.7418
                                                   -----------   -------        -------
4.26% Cumulative
  Preferred Stock................................  452092-40-6    70,937        68.0255
                                                   -----------   -------        -------
4.42% Cumulative
  Preferred Stock................................  452092-50-5    69,809        68.3129
                                                   -----------   -------        -------
4.70% Cumulative
  Preferred Stock................................  452092-60-4   108,011        74.4031
                                                   -----------   -------        -------
7.75% Cumulative
  Preferred Stock................................  452092-79-4   182,681        95.2630
                                                   -----------   -------        -------

    The offer expired at 5:00 p.m., New York City time, on Tuesday, March 26, 2002. Illinova Corporation accepted all validly tendered shares. Payment for all validly tendered and accepted shares is expected to be made on or about
March 28, 2002.

    Illinois Power Company also completed its related consent solicitation to amend IPC's articles of incorporation. Under the terms of the consent solicitation, all holders of record as of February 20, 2002 who validly consented to the proposed amendment will receive the special cash payment of $1.00 per share. Payment for all validly consented shares is expected to be made on or about March 28, 2002.

    Merrill Lynch & Co. acted as the dealer manager for the tender offer and the solicitation agent for the consent solicitation.

CONTACT:

    Dynegy Inc., Houston
    Media:
    John Sousa, Steve Stengel or Claudia Morlan, 713/767-5800 or
    Analysts:
    Arthur Shannon or Katie Pipkin, 713/507-6466